Exhibit 99.2
Press Release
Pinnacle Airlines, Inc. Releases January Traffic
Memphis Tenn. (February 7, 2007) Pinnacle Airlines, Inc., a wholly owned subsidiary of Pinnacle Airlines Corp. (NASDAQ: PNCL), today released its passenger and traffic levels for January 2007.
During January, Pinnacle transported 690,559 Customers, 5.6% more than the same period in 2006. Passenger Load Factor was 65.0%, a decrease of 4.0 points over January 2006 levels. For the month, Pinnacle flew 484.5 million Available Seat Miles (“ASMs”), a 4.5% increase when compared to the same period in 2006. Pinnacle flew 315.0 million Revenue Passenger Miles (“RPMs”), a decrease of 1.5% over January 2006.
For the month, Pinnacle operated 36,191 block hours, a 2.3% increase from the same period in 2006. Cycles were up 3.4% to 21,663. The average length of a Pinnacle flight was 454 statute miles compared to 477 statute miles in January 2006. The term “block hour” refers to the elapsed time between an aircraft leaving a gate and arriving at a gate, the term “cycle” refers to an aircraft’s departure and corresponding arrival.
Throughout 2006, Pinnacle completed the conversion of its aircraft operating with 44 seats to 50 seat aircraft. As of January 31, 2007, all aircraft in the Pinnacle Airlines fleet, with the exception of the nine aircraft added to our fleet during January 2007, operated with 50 seats, providing more passenger lift to Northwest Airlines. As previously announced, the amended Airline Services Agreement with Northwest provides that Pinnacle receive back the fifteen aircraft removed from its fleet during 2005. Nine of these aircraft became part of Pinnacle’s active fleet during January 2007. Consequently, Pinnacle ended the month with 133 aircraft compared to 124 for the same month of 2006. The remaining six aircraft will become part of Pinnacle’s active fleet in February, increasing the fleet size to 139 aircraft.
Overall, seat capacity increased 9.9% compared to January 2006, which was driven by the addition during the month of nine aircraft and by the additional seats added to the other 124 aircraft.

	January 2007 Traffic
	2007	2006	Change
Passengers	690,559	653,962	5.6%
Load Factor	65.0%	69.0%	(4.0) pts
ASMs (000)	484,467	463,388	4.5%
RPMs (000)	314,965	319,629	(1.5)%
Cycles	21,663	20,957	3.4%
Block Hours	36,191	35,385	2.3%

Pinnacle Airlines, Inc. operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. As of January 31, 2007, Pinnacle operated an all-jet fleet of 133 Canadair 44-seat and 50-seat regional jets from Northwest hubs at Detroit, Memphis and Minneapolis — St. Paul, and a focus city at Indianapolis. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs approximately 4,000 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.
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